Exhibit 10.1

October 17, 2005

Dr. David M. Lederman

P.O. Box 426

Marblehead, Massachusetts 01945

Dear David,

This letter will confirm in writing the terms that we have reached concerning your commencement of work on a consulting basis as a Senior Advisor to ABIOMED, Inc. (the “Company”) following your decision to retire from active employment with the Company, all as approved by the Compensation Committee of the Company’s Board of Directors on August 11, 2004.

In particular, you and the Company agree as follows:

1. Employment and Board Membership Termination Dates.  Your services as an employee of the Company terminated as of the close of business on April 1, 2005 (the “Employment Termination Date”).  The termination of your employment did not affect the status of your position as the Chairman of the Board of Directors of the Company.  Your service as Chairman and a member of the Board of Directors terminated, as provided in your letter of resignation, on June 10, 2005.

2. Consulting Services.  Beginning on the Employment Termination Date, you have been engaged on a consulting basis by the Company as a Senior Advisor, which engagement will continue for a period of four years (until the fourth anniversary of the Employment Termination Date).  You will receive fixed annual compensation of $200,000 per year, payable in equal monthly installments, during this four year consulting period (subject to appropriate tax and other withholdings). Notwithstanding the foregoing, no payment shall be made to you until October 2, 2005. As a Senior Advisor to the Company, you will provide such consulting services as may be mutually agreed upon between you and the Company.  The Company may terminate your consulting relationship with the Company only for cause.  Termination by the Company “for cause” shall mean termination by the Company following your commission of a felony (other than through vicarious liability or involving a vehicular offense) or a crime involving fraud or embezzlement against the Company, or your intentionally taking any action that is materially and demonstrably injurious to the Company which, if subject to cure, is not cured within thirty (30) days after receipt by you of written notice from the Company specifying that the Company intends to terminate your services as a Senior Advisor for cause and the facts and circumstances that the Company believes constitute “cause.”

3. Vacation.  You confirm that the Company had paid to you any accrued and unused vacation pay through the Employment Termination Date in accordance with the Company’s standard policies.  This payment was made minus appropriate tax and other withholdings.

4. Medical and Dental Insurance.  From and after the Employment Termination Date the Company will continue to provide you medical and dental insurance (on the same basis as the Company’s senior executives) without charge to you until such time as you are eligible for full Medicare coverage.  In the event of your death, although your estate will not be entitled to any further compensation for your consulting beyond the compensation that had been earned at the time of your death, the Company will continue to provide such medical and dental insurance without charge to your wife until such time as she is eligible for full Medicare coverage.

All other employee benefits ceased on the Employment Termination Date, except to the extent provided in this letter agreement.

5. Stock Options.  Any non-qualified (non-statutory) options that you hold to purchase shares of the Company’s Common Stock pursuant to the Company’s stock option plans will continue to vest while you are a consultant to the Company.

6. Legal Representation.  This agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised by the Company to discuss all aspects of this agreement with an attorney before signing it, that you have carefully read and fully understand all of the provisions of this agreement, and that you are knowingly and voluntarily entering into this agreement.

7. Entire Agreement.  This letter constitutes the entire agreement regarding its subject matter and supersedes any previous agreements or understandings between us related to such subject matter. This letter will not affect any of your rights or any of the Company’s obligations under your Indemnification Agreement with the Company or any of the Company’s rights or your obligations under your Confidentiality and Non-Competition Agreement in favor of the Company, dated October 17, 2005, each of which will continue in full force and effect in accordance with its terms.  In signing this agreement, you are not relying upon any oral promises or representations made by anyone at or on behalf of the Company.

8. Governing Law.  This agreement will be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

Please indicate your agreement to the terms of this Agreement by signing and returning to me a copy of this letter on or before October 31, 2005.

All of us at the Company thank you for your tremendous contributions to the Company in the past as Founder, Chief Executive Officer and leader.   We look forward to continuing to have the benefit of your wise advice and counsel in your new role as Senior Advisor.

Sincerely,

/s/ Michael R. Minogue
Michael R. Minogue
Chairman, President and Chief Executive Officer

I understand and agree completely to the foregoing, and sign it knowingly and voluntarily under seal on the date written below.

/s/ David M. Lederman	October 17, 2005
David M. Lederman	Date

ABIOMED, INC.

CONFIDENTIALITY AND

NON-COMPETITION AGREEMENT
(APPENDIX TO CONSULTING AGREEMENT)

IN CONSIDERATION of my continued consultancy with ABIOMED, Inc., and/or any one or more of its subsidiaries or affiliates (collectively the “Company”), I hereby agree as follows:

1.   Inventions and other Developments.

1.1   I hereby assign and transfer to the Company all of my right, title and interest in and to any and all Developments. The term “Developments” shall mean all ideas, inventions, discoveries, designs, algorithms, or concepts (collectively, “Concepts”), whether or not patentable or copyrightable, that meet both of the following criteria:

(a) Such Concept is primarily applicable in the general field of cardiovascular devices and/or in the specific field of cardiac assist and replacement devices; and

(b)  Such Concept is or was made, conceived, created, developed, discovered, or invented or reduced to practice, either individually or jointly with others, during my term as a Senior Advisor to the Company under that certain letter agreement dated as of October 17, 2005 (“Consulting Agreement”) to which this Confidentiality and Non-Competition Agreement is an Appendix or during the period prior thereto in which I was an employee of the Company.

1.2   The Company shall have the sole and exclusive ownership of all Developments (it being understood that such Development must satisfy the requirements set forth in Section 1.1(a) and must also satisfy the criteria set forth in Section 1.1(b)) and the sole right to determine the manner in which they are used. I agree to execute and deliver such other documents and instruments as the Company may reasonably request to evidence, perfect, and protect its rights with respect to such Developments. I will assist the Company in any reasonable manner which it may request to obtain and enforce for its own benefit and patents, copyrights or trademarks (both in the United States and in foreign countries) pertaining to the Developments.

1.3   The agreement set forth in this Section 1.1 is made upon the sole consideration of my continued service as a Senior Advisor to the Company. I understand that I will not be entitled to compensation of any kind on account of any Developments apart from or in addition to my compensation as described under the Consulting Agreement to which this Agreement is an Appendix.

1.4   I understand that my obligations under Section 1.2 will continue after the termination of my service as a consultant to the Company. I further understand that if I am requested to perform any obligations under Section 1.2, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

2. Confidential Information.

2.1   I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company. I will not disclose to anyone outside of the Company or use for my own benefit or for that of others, either during or at any time after my consultancy with the Company, any confidential or proprietary information regarding the Company or its business operations (collectively “Confidential Information”), including, without limitation, trade secrets, data, computer programs, know-how, industrial and commercial process, financial information, marketing plans and customer lists.

2.2   My undertakings and obligations under this Section 1.4 will not apply, however, to any Proprietary Information which: (a) is or becomes generally known to the public through no action on my part, (b) is generally disclosed to third parties by the Company without restriction on such third parties, or (c) is approved for release by written authorization of the Board of Directors of the Company.

3.   Other Obligations.

I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

4.   Competition.

4.1   During my consultancy with the Company, I will not, directly or indirectly, without the express written consent of the Company:

(a) own, engage in, conduct, manage, operate, participate in, be employed by or be connected in any manner whatsoever with any business competitive with the business conducted by the Company as of the date of this Agreement;

(b) employ or attempt to employ any employee of the Company, or induce any employee of the Company to leave the Company’s employ (it being understood that I shall not be precluded from hiring former employees of the Company); or

(c) become associated with in any capacity, or solicit or sell to, any customer of the Company, products, systems or solutions which overlap the business conducted by the Company as of the date of this Agreement.

4.2   The foregoing restrictions shall not prevent my investment in securities of publicly held corporations in the management of which I do not participate.

5.   General Provisions.

5.1   This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. I agree that any change or changes in my advisory duties under the Consulting Agreement, to which this Agreement is an Appendix, after the signing of this Agreement shall not affect the validity or scope of this Agreement.

5.2   This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

5.3   No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

5.4   I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company, its successors, assigns, nominees and any subsidiary or affiliate thereof to whose consultancy I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

5.5   In the event that any provision of this Agreement would be held to be invalid or unenforceable for any reason unless narrowed by construction, this Agreement shall be construed as if such invalid or unenforceable provision had been so drawn as not to be invalid or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement shall be held to be invalid or unenforceable, such unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provisions of this Agreement.

5.6   This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Date:	October 17, 2005	/s/ David M. Lederman
David M. Lederman, Ph.D.